Exhibit 1

Insider transaction detail - View details for issuer

Transactions sorted by : Insider Issuer name : talisman energy ( Starts with ) Filing date range : January 5, 2005 - January 5, 2005

Issuer name:	Talisman Energy Inc.

Legend:	O - Original transaction, A - First amendment to transaction, A' - Second amendment to transaction, AP - Amendment to paper filing, etc.

Insider's Relationship to Issuer: 1 - Issuer, 2 - Subsidiary of Issuer, 3 - 10% Security Holder of Issuer, 4 - Director of Issuer, 5 - Senior Officer of Issuer, 6 - Director or Senior Officer of 10% Security Holder, 7 –

Director or Senior Officer of Insider or Subsidiary of Issuer (other than in 4,5,6), 8 - Deemed Insider - 6 Months before becoming Insider.

Warning:

The closing balance of the " equivalent number or value of underlying securities" reflects the" total number or value of underlying securities" to which the derivative contracts held by the insider relate.

This disclosure does not mean and should not be taken to indicate that the underlying securities have, in fact, been acquired or disposed of by the insider.

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Transaction ID	Date of transaction YYYY-MM-DD	Date of filing YYYY-MM-DD	Ownership type (and registered holder, if applicable)	Nature of transaction	Number or value acquired or disposed of	Unit price or exercise price	Closing balance	Insider's calculated balance	Conversion or exercise price	Date of expiry or maturity YYYY-MM-DD	Underlying security designation	Equivalent number or value of underlying securities acquired or disposed of	Closing balance of equivalent number or value of underlying securities

Insider name:	TALISMAN ENERGY INC.

Insider's Relationship to Issuer:	1 - Issuer

Security designation:	Common Shares

385831	2004-12-01	2005-01-05	Direct Ownership :	10 - Acquisition or disposition in the public market	+370,000	32.7265	1,329,500

385838	2004-12-02	2005-01-05	Direct Ownership :	10 - Acquisition or disposition in the public market	+450,000	31.7268	1,779,500

385843	2004-12-03	2005-01-05	Direct Ownership :	10 - Acquisition or disposition in the public market	+130,000	31.7627	1,909,500

385846	2004-12-06	2005-01-05	Direct Ownership :	10 - Acquisition or disposition in the public market	+400,000	32.1486	2,309,500

385849	2004-12-07	2005-01-05	Direct Ownership :	10 - Acquisition or disposition in the public market	+400,000	31.7588	2,709,500

385851	2004-12-08	2005-01-05	Direct Ownership :	10 - Acquisition or disposition in the public market	+400,000	31.2611	3,109,500

385855	2004-12-09	2005-01-05	Direct Ownership :	10 - Acquisition or disposition in the public market	+400,000	31.7360	3,509,500

385860	2004-12-10	2005-01-05	Direct Ownership :	10 - Acquisition or disposition in the public market	+400,000	31.7366	3,909,500

385901	2004-12-10	2005-01-05	Direct Ownership :	38 - Redemption, retraction, cancellation, repurchase	-1,750,000	2,159,500

385864	2004-12-13	2005-01-05	Direct Ownership :	10 - Acquisition or disposition in the public market	+400,000	31.8118	2,559,500

385871	2004-12-15	2005-01-05	Direct Ownership :	10 - Acquisition or disposition in the public market	+450,000	32.8491	3,009,500

385878	2004-12-16	2005-01-05	Direct Ownership :	10 - Acquisition or disposition in the public market	+375,000	33.0571	3,384,500

385884	2004-12-17	2005-01-05	Direct Ownership :	10 - Acquisition or disposition in the public market	+108,000	32.9405	3,492,500